(d)(20)

INVESTMENT MANAGEMENT SUB-DELEGATION AGREEMENT

Between

T. ROWE PRICE ASSOCIATES, INC.

and

T. ROWE PRICE SINGAPORE PRIVATE LTD.

This INVESTMENT MANAGEMENT SUB-DELEGATION AGREEMENT (“Agreement”), is dated as of the close of business August 1, 2011, by and between T. Rowe Price Associates, Inc. (the “Adviser”), a corporation organized and existing under the laws of the State of Maryland, United States of America, with its principal office at 100 East Pratt Street, Baltimore MD 21202, United States and T. Rowe Price Singapore Private Ltd. (“TRP Singapore”), a Singapore limited private company  licensed by the Monetary Authority in Singapore (“MAS”) to provide investment management services, and with its office at No. 290 Orchard Road #14-04 Paragon Singapore 238859.  TRP Singapore is a registered investment adviser in the United States under the Investment Advisers Act of 1940 (“Advisers Act”).

WHEREAS, the Adviser has entered into an  Investment Subadvisory Agreement dated as of the close of business December 15, 2010 with ING Mutual Funds, on behalf of the ING International Growth Fund, and the Adviser has entered into an Investment Subadvisory Agreement dated as of the close of business on January 21, 2011 with ING Investors Trust (together with ING Mutual Funds, the “Companies”) on behalf of the ING T. Rowe Price International Stock Portfolio (together with ING International Growth Fund each referenced herein as the “Fund”).

WHEREAS, each Fund (collectively, the “Funds”)  is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”) and is listed on the attached Schedule A;

WHEREAS, TRP Singapore is engaged in the business of, among other things, rendering discretionary investment management services and is registered as an investment adviser in the United States under the Advisers Act and holds a capital markets service license for fund management in the Republic of Singapore; and

WHEREAS, the Adviser desires to retain TRP Singapore to furnish certain discretionary investment management and dealing facilitation services to the Adviser, the Funds, and TRP Singapore is willing to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1.

Appointment.  Adviser hereby appoints TRP Singapore to furnish certain discretionary investment management and dealing facilitation services with respect to the Funds for the period and on the terms set forth in this Agreement.  TRP Singapore accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.

Duties of TRP Singapore.

A.

Investment Subadvisory Services.  Subject to the supervision of the Funds’  Board of Directors (“Board”) and the Adviser, TRP Singapore shall act as the investment subadviser and shall supervise and direct the investments of the Funds specified by the Adviser from time to time in accordance with the Funds’ investment objectives, policies, and restrictions as provided in each of the Fund’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the “Prospectus”), and such other limitations as the Funds or Adviser may impose by notice in writing to the Subadviser.  TRP Singapore shall obtain and evaluate such information relating to the economy, industries, businesses, securities markets, and securities as it may deem necessary or useful in the discharge of its obligations hereunder and shall formulate and implement a continuing program for the management of the assets and resources of the Funds allocated to TRP Singapore in a manner consistent with the Funds’ investment objective(s), policies, and restrictions.  In furtherance of this duty, TRP Singapore, on behalf of the Funds is authorized to:

(1)

make discretionary investment decisions to buy, sell, exchange, convert, lend, and trade in any stocks, bonds, and other securities or assets traded on markets in Asia.  The Adviser agrees that TRP Singapore may delegate trading execution and related reporting/instruction functions to the T. Rowe Price Hong Kong Limited trading desk or an affiliated trading desk (“Trading Desk”) in consideration that TRP Singapore does not have its own trading functions among the global business strategy under the T. Rowe Price group of companies;

(2)

instruct the Trading Desk to place orders and negotiate the commissions for the execution of transactions in securities or other assets with or through such brokers, dealers, underwriters or issuers as the Trading Desk on behalf of TRP Singapore may select, both in respect of trades initiated pursuant to subclause (1) above and, upon request by the Adviser, in respect of investment decisions taken by the Adviser and notified to TRP Singapore;

(3)

generally, perform any other act necessary to enable TRP Singapore to carry out its obligations under this Agreement or as agreed upon with the Adviser.

TRP Singapore shall not exercise any voting and other rights and privileges attaching to the securities held by the Funds unless instructed by the Adviser consistent with the terms of the Adviser’s agreements with the Companies.

B.

Personnel, Office Space, and Facilities of TRP Singapore.  TRP Singapore at its own expense shall furnish or provide and pay the cost of such office space, office equipment, office personnel, and office services as it requires in the performance of its investment advisory and other obligations under this Agreement.

C.

Further Duties of TRP Singapore.  In all matters relating to the performance of this Agreement, TRP Singapore shall act in conformity with the Companies’ Articles of Incorporation, By-Laws, and currently effective Registration Statement (as defined below) and with the written instructions and directions of the Board and the Adviser, and shall comply with the requirements of the 1940 Act, the Advisers Act, the rules thereunder, and any other applicable U.S., state or MAS laws and regulations.

3.

Compensation.  For the services provided and the expenses assumed by the Subadviser pursuant to this Agreement, the Adviser may pay TRP Singapore an investment subadvisory fee, if any, up to, but not more than, 60% of the management fee paid to the Adviser.

4.

Duties of the Adviser.

A.

The Adviser shall continue to have responsibility for all services to be provided to the Funds pursuant to the Agreements other than those delegated to TRP Singapore and shall oversee and review TRP Singapore’s performance of its duties under this Agreement.

B.

To the extent provided by the Companies, the Adviser will furnish TRP Singapore upon request with copies of each of the following documents and will furnish to TRP Singapore at its principal office all future amendments and supplements to such documents, if any, as soon as practicable after such documents become available from the Companies :

(1)

The Articles of Incorporation of each Company, as filed with the relevant state agency, as in effect on the date hereof and as amended from time to time (“Articles”);

(2)

The By-Laws of each Company as in effect on the date hereof and as amended from time to time (“By-Laws”);

(3)

Certified resolutions of the Board authorizing the appointment of the Adviser and TRP Singapore and approving the form of the Advisory Agreement and this Agreement;

(4)

The Companies’ Registration Statements under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A, as filed with the Securities and Exchange Commission (“SEC”)  and all amendments thereto (“Registration Statements”);

(5)

The Notification of Registration of each Company under the 1940 Act on Form N-8A as filed with the SEC and any amendments thereto;

(6)

The Funds’ Prospectuses (as defined above); and

(7)

Certified copies of any financial statement or report prepared for the Funds by certified or independent public accountants, and copies of any financial statements or reports made by the Funds to its shareholders or to any governmental body or securities exchange.

The Adviser shall furnish TRP Singapore with any further documents, materials or information that TRP Singapore may reasonably request to enable it to perform its duties pursuant to this Agreement to the extent such documents are provided by the Companies.

5.

Brokerage.

A.

TRP Singapore agrees that, in placing orders with broker-dealers for the purchase or sale of portfolio securities, it shall attempt to obtain quality execution at favorable security prices; provided that, on behalf of the Funds, TRP Singapore may, in its discretion, agree to pay a broker-dealer that furnishes brokerage or research services as such services are defined under Section 28(e) of the Securities Exchange Act of 1934, as amended (“1934 Act”), a higher commission than that which might have been charged by another broker-dealer for effecting the same transactions, if TRP Singapore determines in good faith that such commission is reasonable in relation to the brokerage and research services provided by the broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of TRP Singapore with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act).  In no instance will portfolio securities be purchased from or sold to the Subadviser, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder.

B.

On occasions when TRP Singapore deems the purchase or sale of a security to be in the best interest of the Funds as well as other clients of TRP Singapore, TRP Singapore, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution.  In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by TRP Singapore in the manner TRP Singapore considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to its other clients.

6.

Ownership of Records.  TRP Singapore shall maintain all books and records required to be maintained by it pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of the Funds.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, TRP Singapore hereby agrees (i) that all records that it maintains for the Funds are the property of the Companies, (ii) to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Companies and that are required to be maintained by Rule 31a-1 under the 1940 Act, and (iii) agrees to surrender promptly to each Company any records that it maintains for each Company upon request by the Companies; provided, however, TRP Singapore may retain copies of such records.

7.

Reports.  TRP Singapore shall furnish to the Board or the Adviser, or both, as appropriate, such information, reports, evaluations, analyses and opinions as TRP Singapore and the Board or the Adviser, as appropriate, may mutually agree upon from time to time.

8.

Services to Others Clients.  Nothing contained in this Agreement shall limit or restrict (i) the freedom of TRP Singapore, or any affiliated person thereof, to render investment management and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms, or corporations, or to engage in any other business activities, or (ii) the right of any director, officer, or employee of TRP Singapore, who may also be a director, officer, or employee of Adviser or affiliated funds managed by Adviser, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

9.

TRP Singapore’s Use of the Services of Others.  TRP Singapore may (at its cost except as contemplated by Paragraph 5 of this Agreement) employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing TRP Singapore or the Companies or the Funds, as appropriate, with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities, or such other information, advice, or assistance as TRP Singapore may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Companies or the Funds, as appropriate, or in the discharge of TRP Singapore’s overall responsibilities with respect to the other accounts that it serves as investment manager or counselor.

10.

Limitation of Liability of the Subadviser.  Neither TRP Singapore nor any of its officers, directors, or employees, nor any person performing executive, administrative, trading, or other functions for the Companies, the Funds (at the direction or request of TRP Singapore) or TRP Singapore in connection with the TRP Singapore’s discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for (i) any error of judgment or mistake of law or for any loss suffered by the Companies or Funds or (ii) any error of fact or mistake of law contained in any report or data provided by TRP Singapore, except for any error, mistake or loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its or his duties on behalf of the Company or Fund or from reckless disregard by TRP Singapore or any such person of the duties of TRP Singapore pursuant to this Agreement.

11.

Representations of TRP Singapore.  TRP Singapore represents, warrants, and agrees as follows:

A.

TRP Singapore: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other applicable law or regulation from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal, state or foreign law requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the Adviser of the occurrence of any event that would disqualify TRP Singapore from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

B.

TRP Singapore has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and a compliance program complying with the requirements of Rule 206(4)-7 under the Advisers Act, and,  will provide the Adviser and the Companies with a copy of such code of ethics and a summary of its compliance policies and procedures.

C.

TRP Singapore will provide the Adviser and the Companies with a copy of its Form ADV as most recently filed with the SEC and will, promptly after filing any amendment to its Form ADV with the SEC, furnish a copy of such amendment to the Adviser.

12.

Term of Agreement.  This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved by a vote of a majority of those directors of the Companies who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.  Unless sooner terminated as provided herein, this Agreement shall continue in effect through June 30, 2012.  Thereafter, this Agreement shall continue in effect from year to year, with respect to the Funds, subject to the termination provisions and all other terms and conditions hereof, so long as such continuation shall be specifically approved at least annually (a) by either the Board, or by vote of a majority of the outstanding voting securities of the respective Fund; (b) in either event, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the directors of each Company who are not parties to this Agreement or interested persons of any such party; and (c) TRP Singapore shall not have notified the Companies, in writing, at least 60 days prior to such approval that it does not desire such continuation.  TRP Singapore shall furnish to the Companies, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment hereof.

13.

Termination of Agreement.  Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Fund on at least 60 days’ prior written notice to TRP Singapore.  This Agreement may also be terminated by the Adviser: (i) on at least 60 days’ prior written notice to TRP Singapore, without the payment of any penalty; (ii) upon material breach by TRP Singapore of any of the representations and warranties set forth in Paragraph 11 of this Agreement, if such breach shall not have been cured within a 20-day period after notice of such breach; or (iii) if TRP Singapore becomes unable to discharge its duties and obligations under this Agreement.  TRP Singapore may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days’ prior notice to the Adviser and the Fund.  This Agreement shall terminate automatically in the event of its assignment or upon termination of the Agreement.

14.

Amendment of Agreement.  No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and no material amendment of this Agreement shall be effective except as permitted by law.

15.

Miscellaneous.

A.

Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Maryland without giving effect to the conflicts of laws principles thereof and the 1940 Act.  To the extent that the applicable laws of the State of Maryland conflict with the applicable provisions of the 1940 Act, the latter shall control.

B.

Captions.  The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

C.

Entire Agreement.  This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof, and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

D.

Interpretation.  Nothing herein contained shall be deemed to require the Companies to take any action contrary to its Articles or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of their responsibility for and control of the conduct of the affairs of their respective Fund.

E.

Definitions.  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the Act.  As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation, or order.  Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

T. ROWE PRICE ASSOCIATES, INC.

Attest:

/s/ Fran Pollack-Matz ________________

By:

/s/ David Oestreicher ________________

Fran Pollack-Matz

David Oestreicher

Senior Legal Counsel

Vice President

T. ROWE PRICE SINGAPORE PRIVATE LTD.

Attest:

/s/ David L. Gaskin __________________

By:

/s/ Christine M. Morgan ______________

David L. Gaskin

Christine M. Morgan

Legal Counsel

Vice President

SCHEDULE A

The Series of ING Investors Trust to which T. Rowe Price Associates, Inc shall act as Investment Subadviser and sub-delegate a portion to T. Rowe Price Singapore Private Ltd. is as follows:

ING T. Rowe Price International Stock Portfolio

The Series of ING Mutual Funds to which T. Rowe Price Associates, Inc. shall act as Investment Subadviser and sub-delegate a portion to the T. Rowe Price Singapore Private Ltd. is as follows:

ING International Growth Fund